UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 11, 2007
Belden Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-12561	36-3601505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7701 Forsyth Boulevard, Suite 800
St. Louis, Missouri 63105
Address of Principal Executive Offices, including Zip Code)
(314) 854-8000
(Registrant’s telephone number, including area code)
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits
SIGNATURES

     Item 1.01 Entry Into a Material Definitive Agreement.
     Effective as of June 11, 2007, the Board of Directors of Belden Inc. (the “Company”) appointed Denis Suggs as Vice President, Operations and President of Belden Americas. In connection with his appointment, Mr. Suggs entered into an Executive Employment Agreement (“Employment Agreement”) with the Company dated as of June 11, 2007 and effective on such date (the “Effective Date”). Mr. Suggs’s annual base salary is $333,000. He will be entitled to participate in the Company’s annual management incentive (bonus) plan, as well as all other employee benefit plans of the Company available to senior executives. For 2007, he will receive a pro-rata share (based on his employment period from the Effective Date through December 31) of any bonus earned in 2007. The Employment Agreement’s initial term is for three years from the Effective Date, subject to earlier termination based on disability, death, termination by the Company with or without cause, and voluntary termination by Mr. Suggs with or without good reason.
     As of the Effective Date, Mr. Suggs was awarded 7,250 restricted stock units (“RSUs”), 6,800 stock appreciation rights (“SARs”) and 3,300 performance share units. (“PSUs”), in part, to induce him to accept employment with the Company. His RSUs will cliff vest after five years after continuous employment with the Company. The SARs were granted at an exercise price equal to the closing price of the Company’s stock on the Effective Date, $53.90. One-third of the SARs will vest on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and the remainder will vest on the third anniversary of the grant date. The PSUs were awarded based on the closing price of the Company’s stock on the Effective Date. Each PSU represents the right to receive between zero and one and one-half of a RSU, depending on the attainment of Company performance objectives during the calendar year 2007. Each RSU represents the right to receive one share of Company stock. Additional provisions apply with respect to these equity awards in the event of a change in control of the Company or in the event of Mr. Suggs’s death, disability, or his termination by the Company without cause.
     Following a change in control of the Company, if Mr. Suggs’s employment is terminated by the Company without cause or is voluntarily terminated by Mr. Suggs for good reason, in either case during the period commencing on the occurrence of the change in control and ending on the second anniversary thereof (the “Protection Period”), the Company will pay and provide Mr. Suggs with certain payments and benefits, including a lump sum severance payment equal to the sum of his highest base salary during the Protection Period and his annual target bonus, multiplied by two; a pro-rated annual bonus through the date of termination based on target performance; and Company medical benefits for two years.
     Outside the context of a change in control of the Company, if Mr. Suggs’s employment is terminated by the Company without cause, the Company will pay and provide Mr. Suggs with certain payments and benefits, including severance payments in installments that equal in the aggregate the sum of his base salary and his annual target bonus; a pro-rated annual bonus through the date of termination based on actual performance; and Company medical benefits for 12 months.
     Mr. Suggs also agrees to certain confidentiality, nonsolicitation and noncompetition covenants that begin on the Effective Date and extend for various periods beyond termination of his employment. In connection with his employment, Mr. Suggs and the Company also entered into an indemnification agreement dated June 11, 2007. The indemnification agreement provides, in essence, for indemnification against expenses, judgments, fines, and settlements in connection with covered threatened or pending litigation, inquiries or investigations that arise out of Mr. Suggs’s acts or omissions in his capacity as an officer of the Company.
     Item 9.01 Financial Statements and Exhibits
     (d) Exhibits.
None.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELDEN INC.
Date: June 14, 2007	By:	/s/ Kevin Bloomfield
Kevin Bloomfield

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